Exhibit 4.27

AMENDMENT

TO

MANUFACTURE AND SUPPLY AGREEMENT

THIS AMENDMENT (the “Amendment”) is made as of the 7th, day of January, 2020 (the “Execution Date”)

BETWEEN:	THERATECHNOLOGIES INC., a corporation incorporated under the laws of the Province of Québec, having its head office at 2015 Peel St., 11th floor, Montreal, Québec, H3A 1T8;

(“Purchaser”)

AND:

JUBILANT HOLLISTERSTIER GENERAL PARTNERSHIP (formerly known as DRAXIS PHARMA GENERAL PARTNERSHIP), by way of its managing partner, Jubilant HollisterStier Inc., a partnership constituted under the laws of the Province of Ontario, having its principal office at 16751 Trans-Canada Highway, Kirkland, Québec, H9H 4J4;

(“Supplier”)

WHEREAS Purchaser and Supplier signed a Manufacture and Supply Agreement dated as of December 23, 2009, as amended from time to time (the “MSA”);

AND WHEREAS the Parties wish to amend the MSA to update the versions of the Product offered thereunder, to reflect discussions held in 2018 and to make certain other modifications;

AND WHEREAS all defined terms not defined in this Amendment shall have the meanings ascribed thereto in the MSA.

NOW, THEREFORE, in consideration of the mutual covenants and agreements in this Agreement, Purchaser and Supplier agree with each other as follows:

1.	Annual Minimum Purchases. Section 3.2 (“Annual Minimum Purchases”) is eliminated and replaced in its entirety by the following:

“3.2   Annual Minimum Purchases.

(a)   Calendar Year 2019 and 2020. For each of the Calendar Years 2019 and 2020, Purchaser shall purchase from Supplier a minimum of          full Batches of the following Product at the prices set forth in Schedule “C” hereto for the Calendar Year 2020:

Product Name	Code
EGRIFTA TESAMORELIN INJ. 2mg/vial 1.4 mg	30000002175

Subject to Section 4.3(a), if Purchaser fails to purchase the Annual Minimum Purchase from Supplier in either applicable Calendar Year, Purchaser shall pay to Supplier within thirty (30) days of the end of such Calendar Year a penalty payment equal                  . The penalty payment shall not be reduced in any way if the Failure to Supply is caused by Purchaser, including, among others, delays in delivery by Purchaser of any Materials to be provided by Purchaser or by Designated Suppliers or services or approval or changes requested by Purchaser to be provided pursuant to this Agreement. However, if the Failure to Supply is caused by Supplier’s fault or negligence, the Annual Minimum Purchases and the penalty payment for the current Calendar Year shall be reduced by the number and value of Batches of Product that Supplier failed to supply.

(b)   Materials. Purchaser shall be responsible for the cost of obsolete or unused Materials reasonably procured by Supplier for the purpose of meeting Purchaser’s demand pursuant to the forecasts received by Supplier.

2.	Term of Agreement. The Term of the Agreement is hereby extended. Section 11.1(a) (“Initial Term”) is eliminated and replaced in its entirety by the following:

“11.1 (a) Initial Term. This Agreement is effective from the date of its execution and shall continue in effect until December 31st, 2020, unless earlier terminated or extended in accordance with the terms of the Agreement.”

3.	2019 Annual Minimum Purchase Obligation. Supplier hereby acknowledges that Purchaser has met its Annual Minimum Purchase obligation for the 2019 Calendar Year.

4.

Entire Agreement. Except as amended herein, all of the other terms and conditions set forth in the Agreement shall remain unchanged and in full force and effect. The Agreement and any and all Schedules attached thereto and this Amendment No. 1 form the entire agreement between the Parties with respect the subject matter.

5.	Effective Date of Amendment. Notwithstanding the Execution Date of this Amendment, Purchaser and Supplier agree that this Amendment shall have been effective as of December 19, 2018.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date written above, by their authorized officers, who by signing confirm their authority and intention to bind the Party they represent.

JUBILANT HOLLISTERSTIER GENERAL PARTNERSHIP,
by way of its managing partner,
JUBILANT HOLLISTERSTIER INC.

Per:	/s/ Amit Arora
Amit Arora
President

THERATECHNOLOGIES INC.

Per:	/s/ Luc Tanguay

Per:	/s/ Marie-Noël Colussi

SCHEDULE “C”

PRICES